                                                                      EXHIBIT 12





                                January 16, 2003


Janus Investment Trust
100 Fillmore Street
Denver, Colorado 80206

         Re: Acquisition by Janus Special Situations Fund, a series of Janus Investment Trust, of assets of Janus Strategic Value Fund, also a series of Janus Investment Trust

Ladies and Gentlemen:

         We have acted as counsel to Janus Investment Trust (the "Trust") in connection with the proposed acquisition of the assets of one series of the Trust by another series of the Trust, pursuant to an Agreement and Plan of Reorganization (the "Plan") described in the prospectus and proxy statement relating to the Plan included as part of the Registration Statement on Form N-14 of the Trust filed on December 13, 2002 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), as amended by Pre-Effective Amendment No. 1 filed January 16, 2003 (the "Registration Statement"). You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Plan.

         In rendering our opinions, we have reviewed such documents and materials as we have considered necessary for the purpose of rendering the opinions. We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Trust set forth in the Registration Statement and certain representations set forth below that have been confirmed to us in representation letters from the Trust dated as of the date hereof for our use in rendering the opinions set forth herein. We have assumed that such statements, representations, and warranties are true, correct, complete, and not breached and will continue to be so through the Closing Date,(1) that no actions that are inconsistent with such statements, representations, and warranties will be taken, and that all representations, statements, and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification. We have also assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals,
(iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents



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(1) Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Plan.

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submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us. In addition, we have assumed that (i) the Reorganization will be consummated in accordance with the Plan, (ii) the Trust will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the "Code"),(2) and the Treasury Regulations promulgated thereunder, and (iv) the Plan is valid and binding in accordance with its terms.

         The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future, including on or before the Closing Date, and we do not assume responsibility to provide notice or advice to any person or entity regarding any such changes or altered tax consequences.

I.       Background.

         The Trust, a Massachusetts business trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). Janus Strategic Value Fund (the "Acquiring Fund") is a portfolio series of the Trust. The Acquiring Fund intends to acquire the assets of Janus Special Situations Fund (the "Acquired Fund"), another portfolio series of the Trust.

         The investment objectives of the Acquiring Fund and the Acquired Fund (each, a "Fund" and collectively, the "Funds") are substantially similar. The investment objective of the Acquiring Fund is long-term growth of capital, while the investment objective of the Acquired Fund is capital appreciation. Both Funds apply a "bottom-up" approach in choosing investments. In other words, their portfolio managers look at companies one at a time to determine if a company is an attractive investment opportunity and consistent with the Fund's investment policies. If the portfolio manager is unable to find such investments, a significant portion of the Fund's assets may be in cash or similar investments. While the Acquiring Fund applies a value approach to investing and the Acquired Fund focuses on stocks of "special situation" companies, both approaches share an emphasis on stocks that the portfolio manager believes have been undervalued with an emphasis on a company's free cash flow.

         The Acquiring Fund invests primarily in common stocks with the potential for long-term growth of capital using a "value" approach. The "value" approach emphasizes investments in companies the portfolio manager believes are undervalued relative to their intrinsic worth. The portfolio manager measures value as a function of price/free cash flow. Price/free cash flow is the relationship between the price of a stock and the company's available cash from operations minus capital expenditures. The portfolio manager will typically seek attractively valued



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(2) Unless otherwise indicated, all section references contained herein are to the Code.

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companies that are improving their free cash flow and returns on invested capital. These companies may also include special situations companies that are experiencing management changes and/or are temporarily out of favor.

         The Acquired Fund invests primarily in common stocks selected for their capital appreciation potential. The Acquired Fund emphasizes stocks of "special situation" companies that the portfolio manager believes have been overlooked or undervalued by other investors. A special situation arises when the portfolio manager believes that the securities of an issuer will be recognized and appreciate in value due to a specific development with respect to that issuer. Special situations may include significant changes in a company's allocation of its existing capital, a restructuring of assets, or a redirection of free cash flows. For example, issuers undergoing significant capital changes may include companies involved in spin-offs, sales of divisions, mergers or acquisitions, companies emerging from bankruptcy, or companies initiating large changes in their debt to equity ratio. Companies that are redirecting cash flows may be reducing debt, repurchasing shares or paying dividends. Special situations may also result from (i) significant changes in industry structure through regulatory developments or shifts in competition; (ii) a new or improved product, service, operation or technological advance; (iii) changes in senior management; or (iv) significant changes in cost structure. The Acquired Fund's performance could suffer if the anticipated development in a "special situation" investment does not occur or does not attract the expected attention.

         The Funds' portfolio holdings have substantial overlap and the Funds have substantially the same risk factors. In addition, both Funds have identical investment restrictions. For example, each Fund will limit its investment in high-yield/high-risk bonds to less than 35 percent of its net assets and each Fund may invest without limit in foreign equity and debt securities.

II.      The Plan of Reorganization.

         Subject to the terms and conditions set forth in the Plan, the Trust, on behalf of the Acquired Fund, shall transfer all of the assets of the Acquired Fund and assign all Assumed Liabilities (as hereinafter defined) to the Acquiring Fund and, on behalf of the Acquiring Fund, shall acquire all such assets and shall assume all such Assumed Liabilities upon delivery to the Trust, on behalf of the Acquired Fund, of Acquiring Fund shares having a net asset value equal to the value of the net assets of the Acquired Fund transferred (the "Acquiring Fund Shares"). "Assumed Liabilities" shall mean all liabilities, including all expenses, costs, charges and reserves, reflected in an unaudited statement of assets and liabilities of the Acquired Fund prepared as of the close of business on the Valuation Date (as hereinafter defined), determined in accordance with generally accepted accounting principles consistently applied from the prior audited period. The net asset value of the Acquiring Fund Shares and the value of the net assets of the Acquired Fund to be transferred shall be determined immediately following the close of regular trading on the New York Stock Exchange on the Closing Date (the "Valuation Date") using the valuation procedures set forth in the then-current prospectus and statement of additional information of the Acquiring Fund. All Assumed Liabilities of the Acquired Fund, to the extent that they exist at or after the Closing, shall after the Closing attach to the Acquiring

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Fund and may be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund. In addition, at or prior to the Closing, the Acquired Fund shall, if necessary, declare a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the Acquired Fund's shareholders all of the Acquired Fund's investment company taxable income for all taxable years ending at or prior to the Closing (computed without regard to any deduction for dividends paid under Section 852(b)(2)(D)) and all of its net capital gains realized (after reduction for any capital loss carry-forward) in all taxable years ending at or prior to the Closing.

         Immediately after the Closing, the Acquired Fund will be liquidated and the Acquiring Fund Shares that have been delivered to the Trust on behalf of the Acquired Fund will be distributed to the shareholders of the Acquired Fund, each shareholder to receive Acquiring Fund Shares of the corresponding class equal to the pro rata portion of shares of beneficial interest of the Acquired Fund held by such shareholder as of the close of business on the Valuation Date. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Acquiring Fund in the name of each shareholder of the Acquired Fund and representing the respective pro rata number of Acquiring Fund Shares due such shareholder. As of the Closing, each outstanding certificate which, prior to the Closing, represented shares of the Acquired Fund will be deemed for all purposes to evidence ownership of the number of Acquiring Fund Shares issuable with respect thereto pursuant to the Reorganization. The Acquiring Fund will not issue certificates representing Acquiring Fund Shares issued in connection with the Reorganization. Ownership of Acquiring Fund Shares will be shown on the books of the Trust's transfer agent.

         The Board of Trustees of the Trust (the "Board"), including those Trustees who are not "interested persons" of the Trust as defined in the Securities Act, has determined that the interests of existing shareholders of the Acquired Fund will not be diluted as a result of the transactions contemplated by the Reorganization and that the Reorganization would be in the best interests of the shareholders of the Acquired Fund. The Board has reached similar conclusions with respect to the Acquiring Fund and has also approved the Reorganization with respect to the Acquiring Fund.

III.     Representations.

         The following representations have been made by the Trust, on behalf of the Acquiring Fund and the Acquired Fund, with respect to the Reorganization:

         (a) As of the Closing, the fair market value of the Acquiring Fund Shares to which each shareholder of the Acquired Fund is entitled will approximately equal the fair market value of the shares of the Acquired Fund such shareholder will surrender.

         (b) There are no dissenters' or appraisal rights, and the consideration paid by the Acquiring Fund in connection with the Reorganization will consist solely of Acquiring Fund Shares.

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         (c) There is no plan or intention by the Acquiring Fund or any person related (as defined in Treasury Regulations Section 1.368-1(e)(3)) to the Acquiring Fund to acquire or redeem, during the five-year period beginning on the Closing Date, with consideration other than Acquiring Fund Shares, any of the Acquiring Fund Shares issued in the Reorganization either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund's business as an open-end investment company as required by section 22(e) of the 1940 Act.

         (d) During the five-year period ending on the Closing Date, neither the Acquired Fund nor any person related (as defined in Treasury Regulations Section 1.368-1(e)(3) determined without regard to Treasury Regulations Section 1.368-1(e)(3)(i)(A)) to the Acquired Fund will have directly or through any transaction, agreement, or arrangement with any other person, (i) acquired shares of the Acquired Fund with consideration other than Acquiring Fund Shares or shares of the Acquired Fund, except for redemptions in the ordinary course of the Acquired Fund's business as an open-end investment company as required by section 22(e) of the 1940 Act or (ii) made distributions with respect to shares of the Acquired Fund, except for (a) distributions described in sections 852 and 4982, and (b) additional distributions, to the extent such distributions do not exceed fifty percent (50%) of the value (without giving effect to such distributions) of the proprietary interest in the Acquired Fund as of the Closing Date.

         (e) During the five-year period ending on the Closing Date, neither the Acquiring Fund nor any person related (as defined in Treasury Regulations
Section 1.368-1(e)(3)) to the Acquiring Fund will have acquired directly or through any transaction, agreement or arrangement with any other person, shares of the Acquired Fund with consideration other than Acquiring Fund Shares.

         (f) The Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Acquired Fund immediately prior to the Reorganization. For purposes of this representation, amounts, if any, paid by or on behalf of the Acquired Fund for reorganization expenses, amounts, if any, paid by the Acquired Fund to shareholders who receive cash or other property and all redemptions and distributions made by the Acquired Fund immediately preceding or in contemplation of the transfer will be included as assets of the Acquired Fund immediately prior to the Reorganization. However,
(i) regular distributions and redemptions occurring in the ordinary course of the Acquired Fund's business as an open-end management investment company and
(ii) distributions made to shareholders of the Acquired Fund prior to the Reorganization in order to pay out all of the Acquired Fund's (a) investment company taxable income (before the deduction for dividends paid under section 852(b)(2)(D)) and (b) net capital gain (after reduction for any capital loss carryover) will be excluded.

         (g) Immediately after the Closing, the Acquired Fund will, in pursuance of the Plan, distribute the Acquiring Fund Shares it receives in the Reorganization and its other assets, if any, and thereupon will cancel all of its issued and outstanding shares.

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         (h) The Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.

         (i) The Acquiring Fund will continue to use in its business at least fifty percent (50%) of the historic portfolio securities of the Acquired Fund. When such securities mature, are redeemed or are otherwise disposed of by the Acquiring Fund, they will be replaced with similar securities (i.e., securities that would have been permissible investments of the Acquired Fund under the applicable investment objectives, policies, and restrictions of the Acquired Fund in effect immediately before the Closing), taking into account and treating for this purpose the fifty percent (50%) of the historic portfolio securities of the Acquired Fund referred to in the first sentence of this representation as a continuation of the Acquired Fund. For purposes of this representation, portfolio securities disposed of by the Acquired Fund prior to and in anticipation of the Reorganization will be treated as part of the historic portfolio securities of the Acquired Fund.

         (j) As of the Closing, there is no intercorporate indebtedness existing between the Acquiring Fund and the Acquired Fund.

         (k) Each of the Acquired Fund and the Acquiring Fund has qualified as a separate association taxable as a corporation for federal income tax purposes under section 851(g) in each taxable year and will qualify as such as of the Closing. The Trust either (i) was in existence prior to January 1, 1997 or (ii) has elected to be classified as an association taxable as a corporation, effective on or before the Closing Date, pursuant to Treasury Regulations
Section 301.7701-3.

         (l) The Acquiring Fund has elected to be treated as a regulated investment company under section 851, has qualified as such for each taxable year and will qualify as such as of the Closing. The Acquired Fund has elected to be treated as a regulated investment company under section 851, has qualified as such for each taxable year and will qualify as such as of the Closing. In order (i) to ensure continued qualification of the Acquired Fund as a regulated investment company for federal income tax purposes and (ii) to eliminate any tax liability of the Acquired Fund arising by reason of undistributed investment company taxable income or net capital gain, the Acquired Fund has declared or will declare and will pay to its shareholders of record on or prior to the Closing a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (i) all of its investment company taxable income for the last full taxable year of the Acquired Fund and any subsequent short taxable year ending on the Closing (computed without regard to any deduction for dividends paid under Section 852(b)(2)(D)) and (ii) all of its net capital gain for the final full taxable year of the Acquired Fund and any subsequent short taxable year ending on the Closing (after reduction for any capital loss carryover).

         (m) The expenses incurred in connection with entering into and carrying out the provisions of the Plan, whether or not the Reorganization is consummated, will be borne by Janus Capital Management LLC, the investment adviser to the Acquiring Fund and the Acquired

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Fund. All such expenses will be solely and directly related to the Reorganization. No cash will be transferred from the Acquiring Fund to the Acquired Fund for the purpose of paying any reorganization expenses of the Acquired Fund. The shareholders of the Acquired Fund and the Acquiring Fund will pay their own expenses, if any, incurred in connection with the Reorganization.

         (n) As of the Closing, the Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Acquired Fund.

         (o) The liabilities of the Acquired Fund to be assumed by the Acquiring Fund and the liabilities to which the transferred assets of the Acquired Fund will be subject, if any, have been incurred by the Acquired Fund in the ordinary course of its business.

         (p) The fair market value of the assets of the Acquired Fund to be transferred to the Acquiring Fund equals or exceeds the sum of the liabilities to be assumed by the Acquiring Fund plus the amount of liabilities, if any, to which the transferred assets will be subject.

         (q) As of the Closing, neither the Acquiring Fund nor the Acquired Fund is under the jurisdiction of a court in a Title 11 or a similar case within the meaning of section 368(a)(3)(A).

         (r) The Acquired Fund has not distributed and will not distribute to its shareholders in pursuance of the Plan any "appreciated property" within the meaning of section 361(c)(2).

         (s) Shareholders of the Acquired Fund will not be in control (within the meaning of section 368(a)(2)(H) and section 304(c)) of the Acquiring Fund after the Reorganization.

         (t) At the time of the Closing, the Acquired Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Acquired Fund.

         Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions. No ruling has been (or will be) sought from the Internal Revenue Service as to the federal income tax consequences of any aspect of the Reorganization.

IV.      Opinions.

         Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion with respect to the Reorganization that, under presently applicable federal income tax law:

         (i) The transfer of all or substantially all of the Acquired Fund's assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund, and the distribution of such shares to the shareholders of the Acquired Fund, will constitute a "reorganization" within the meaning of section 368(a).

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The Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of section 368(b).

         (ii) No gain or loss will be recognized by the Acquired Fund on the transfer of the assets of the Acquired Fund to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund Shares to the Acquired Fund's shareholders in exchange for their shares of the Acquired Fund.

         (iii) The tax basis of the Acquired Fund's assets acquired by the Acquiring Fund will be the same to the Acquiring Fund as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

         (iv) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Assumed Liabilities of the Acquired Fund.

         (v) No gain or loss will be recognized by shareholders of the Acquired Fund upon the receipt of the Acquiring Fund Shares by such shareholders, provided such shareholders receive solely Acquiring Fund Shares (including fractional shares) in exchange for their Acquired Fund shares.

         (vi) The aggregate tax basis of the Acquiring Fund Shares, including any fractional shares, received by each shareholder of the Acquired Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares, including fractional shares, to be received by each shareholder of the Acquired Fund will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided that the Acquired Fund shares were held as a capital asset on the date of the Reorganization).

                              *        *        *

         No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Moreover, you should recognize that our opinions are not binding on the Internal Revenue Service (the "Service"), that the Service may disagree with the opinions expressed herein, and that although we believe that our opinions would be sustained if challenged, there can be no assurances to that effect.

         This opinion letter has been issued to and may be relied upon solely by the addressee hereof in connection with the consummation of the transactions contemplated by the Plan and

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may not be relied upon by any other person or used for any other purpose without our prior written consent.


                                                   Very truly yours,

                                                   /s/ GOODWIN PROCTER  LLP

                                                   GOODWIN PROCTER  LLP